Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2019, relating to the financial statements and financial statement schedules of PerkinElmer, Inc., (which includes an explanatory paragraph relating to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers on January 1, 2018) and the effectiveness of PerkinElmer’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PerkinElmer, Inc. for the year ended December 30, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 26, 2019